                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 2


                     Project Software & Development, Inc.
                 --------------------------------------------
                               (Name of Issuer)



                         Common Stock, $.01 par value
                 --------------------------------------------
                        (Title of Class of Securities)




                                   74339P101
                        ------------------------------
                                (CUSIP Number)

---------------
CUSIP NO.
74339P101
---------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Goldman, Sachs & Co.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

                                                        (a) _____
                                                        (b) _____

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or place of Organization

             New York
--------------------------------------------------------------
Number of              5.       Sole Voting Power
Shares
Beneficially                         0
                     -----------------------------------------
Owned By               6.       Shared Voting Power
Each
Reporting                            5,000
                     -----------------------------------------
Person With            7.       Sole Dispositive Power

                                     0
                     -----------------------------------------
                       8.       Shared Dispositive Power

                                     5,000
                     -----------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               5,000
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               0.1%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

               BD-PN-IA
--------------------------------------------------------------------------------



                               Page 2 of 5 Pages

---------------
CUSIP NO.
74339P101
---------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         The Goldman Sachs Group, L.P.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

                                                        (a) _____
                                                        (b) _____

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or place of Organization

             Delaware
--------------------------------------------------------------
Number of              5.       Sole Voting Power
Shares
Beneficially                         0
                     -----------------------------------------
Owned By               6.       Shared Voting Power
Each
Reporting                            5,000
                     -----------------------------------------
Person With            7.       Sole Dispositive Power

                                     0
                     -----------------------------------------
                       8.       Shared Dispositive Power

                                     5,000
                     -----------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               5,000
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               0.1%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

               HC-PN
--------------------------------------------------------------------------------



                               Page 3 of 5 Pages

Item 4.         Ownership.
                        Not applicable. The percent of the class owned as of December 31, 1997 did not exceed five percent.


Item 5.         Ownership of Five Percent or Less of a Class.
                        If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following X .
                                                                     ---

Item 10.       Certification.
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                               Page 4 of 5 Pages

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 10, 1998


                                    THE GOLDMAN SACHS GROUP, L.P.


                                    By:   /s/ Roger S. Begelman
                                        -----------------------------
                                    Name: Roger S. Begelman
                                    Title:  Attorney-in-fact



                                    GOLDMAN, SACHS & CO.


                                    By:   /s/ Roger S. Begelman
                                        -----------------------------
                                    Name: Roger S. Begelman
                                    Title:  Attorney-in-fact



                                  Page 5 of 5